Exhibit 99.1

News Release

Date:	July 27, 2010

Contacts:	Michael G. Mayer, Chief Executive Officer
(828) 697-3101
Holly L. Schreiber, Chief Financial Officer
(828) 697-3106

For Immediate Release

1ST FINANCIAL SERVICES CORPORATION ANNOUNCES

PROFITABLE SECOND QUARTER AND FIRST HALF 2010

1st Financial Services Corporation (OTC Bulletin Board: FFIS), parent company of Mountain 1st Bank & Trust Company, today announced financial results for the second quarter and first half of 2010. The Corporation reported net income of $365,000 for the second quarter of 2010, compared with a net loss of $(1.5) million for the same quarter in 2009. Net income available to common stockholders, after deduction for preferred stock dividends, was $109,000 for the second quarter of 2010, or $0.02 per diluted share, an improvement of $1.8 million, or $0.36 per diluted share, compared with a net loss available to common shareholders of $(1.7) million, or $(0.34) per diluted share, in the year-ago quarter. Annualized returns on average assets and average common equity were 0.06% and 1.57%, respectively, for the 2010 second quarter, both ratios significantly improved compared to the 2009 second quarter of (0.98)% and (15.05)%, respectively. The Corporation’s efficiency ratio improved from 96.7% in the 2009 quarter to 87.6% in the 2010 quarter. The improved profitability in 2010 was driven principally by a lower provision for loan losses, assisted by stronger noninterest income, including higher gains on the sale of securities and SBA loans, and controlled noninterest expense, partially offset by a declining net interest margin. Also contributing to the favorable year-over-year second quarter comparison were $1.4 million of losses taken in the 2009 second quarter in connection with foreclosed real estate and other assets, versus $175,000 in the 2010 second quarter, and a $424,000 loss on an equity investment in Silverton Bank during the 2009 quarter.

Results for the first half of 2010 are highlighted by net income available to common shareholders of $203,000, or $0.04 per diluted share, a $1.8 million increase, or $0.36 per diluted share, over the comparable measures in the first half of 2009 of $(1.6) million, or $(0.32) per diluted share, respectively. Annualized returns on average assets and average common equity were 0.05% and

101 Jack Street

Hendersonville, NC 28792

(828) 697-3100

1.46%, respectively, for the first half of 2010, both ratios up sharply compared to the 2009 first half of (0.45)% and (6.93)%, respectively. The Corporation’s efficiency ratio was 88.2% in the 2010 first half, versus 81.6% in the 2009 first half, resulting principally from lower net interest income. Similar to the second-quarter comparison, overall, the significantly improved first-half 2010 financial performance was propelled by a substantially lower provision for loan losses, partially offset by a falling net interest margin and aided by higher noninterest income. In addition, the previously-cited variances in securities gains and losses and other foreclosed real estate expense impacted the comparison of results between periods. Noninterest expense in the first half of 2010 was also adversely affected by increased FDIC deposit insurance assessments and costs of data processing when compared with the prior year.

Michael Mayer, Chief Executive Officer, stated, “We are pleased to again report a quarterly profit. In this difficult economic environment, our dedicated employees continue to exceed the expectations of our customers by not only meeting their banking needs, but more importantly, by knowing each of them personally. Our exceptional customer service team continues to deliver exemplary core deposit growth.” Mayer added, “Although we believe we appropriately reserved for our problem assets at year-end 2009, we nonetheless continue to experience the effects of asset devaluation in our markets as the economy and businesses struggle to recover. We have recently allocated significant additional resources toward expeditious resolution of our nonperforming loans and those assets we have foreclosed upon. We anticipate additional provisioning and charge-offs during the remainder of the year to stay ahead of this aggressive resolution process.” As of June 30, 2010, nonperforming assets were $36.9 million, up $2.4 million from $34.5 million at December 31, 2010, yet down $1.8 million from $38.7 million at March 31, 2010. As a percentage of period-end portfolio loans, nonperforming assets were 5.61% at June 30, 2010, versus 5.92% at year-end 2009. The allowance for loan losses as of percentage of period-end loans stood at 3.98% at June 30, 2010, down from 5.09% at December 31, 2009, mainly reflecting charge-offs taken during 2010.

Mayer continued, “Banks across the nation have been struggling through the economic crisis and have been adversely affected by declining real estate values, delinquent loans, and weak loan demand. Locally and nationwide, job losses, weak consumer spending and struggling businesses have made it more difficult for people to repay loans, credit cards, and other debt. Accordingly, we continue to see our asset quality measures reflecting the trends of the national and local economies. We have seen our nonperforming loans decrease, yet our foreclosed real estate has increased as we move through this economic cycle.”

“In addition to our tremendous retail banking franchise, Mountain 1st Bank & Trust Company, a preferred lender in the Small Business Government Guaranteed Loan Program, has been recognized as the top SBA lender in western North Carolina and one of the fastest-growing SBA lenders in the state. Loan demand for our SBA portfolio is increasing and loan closings remain on an upward trajectory. We are strongly committed to this line of business and are proud of our accomplishments in meeting the needs of small businesses in our communities.”

Total assets were $802.2 million at June 30, 2010, up from $793.0 million at December 31, 2009, yet down from $810.1 million at March 31, 2010. The funding provided by $15.7 million of deposit growth since year-end 2009 was used to reduce $20 million of borrowings with the Federal Home Loan Bank in April 2010. Net portfolio loans, excluding loans held for sale, decreased $28.0 million, generally reflecting a $35.6 million reduction in the real estate loan portfolio, offset by a $7.6 million reduction in the allowance for loan losses as the Corporation moved forward on the resolution of certain previously-identified problem credits. The Corporation increased its investment portfolio to $169.1 million at June 30, 2010, a $68.0 million increase over December 31, 2009, using excess interest-bearing deposits with the Federal Reserve and the proceeds from loan repayments to fund these investment purchases.

As of June 30, 2010, shareholders’ equity to total assets was 5.53%, common shareholders’ equity to assets was 3.57%, and book value per common share was $5.63, all relatively consistent with those same measures at December 31, 2009. Regulatory capital ratios improved significantly since December 31, 2009. As of June 30, 2010, the Corporation’s estimated Leverage, Tier 1 Capital, and Total Capital ratios were 5.42%, 8.52%, and 9.80%, respectively, each up from 4.80%, 7.70%, and 9.00%, respectively, as of December 31, 2009. Similarly, as of June 30, 2010, the Bank’s estimated Leverage, Tier 1 Capital, and Total Capital ratios climbed to 5.40%, 8.50%, and 9.78%, respectively, each up from 4.73%, 7.59%, and 8.90%, respectively, as of December 31, 2009. Mayer stated, “We are encouraged by the progress we have made toward improving our capital ratios at both the Corporation and the Bank.

About 1st Financial Services Corporation

Formed in May 2008, 1st Financial Services Corporation is the parent company of Mountain 1st Bank & Trust Company, and is currently traded on the Over The Counter Bulletin Board under the symbol FFIS. Established in May 2004, Mountain 1st Bank and Trust has over $800 million in assets and more than 180 employees, serving nine counties in western North Carolina through 14 full-service branches. For more information, visit us at www.mountain1st.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Corporation and its management about future events. The accuracy of such forward-looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Bank’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Corporation undertakes no obligation to revise or update these statements following the date of this press release.

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1st Financial Services Corporation

Consolidated Financial Highlights

($ in 000s, except shares and per share data)

	Three Months Ended June 30		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2010	2009
Selected Income Statement Data and Ratios

Net interest income	$5,064	$5,940	$(876)	-14.7%
Provision for loan losses	720	2,670	(1,950)	-73.0%

Net interest income after provision for loan losses	4,344	3,270	1,074	32.8%
Noninterest income	1,820	1,048	772	73.7%
Noninterest expense	5,631	6,585	(954)	-14.5%

Income (loss) before income taxes	533	(2,267)	2,800	-123.5%
Income tax expense (benefit)	168	(806)	974	-120.8%

Net income (loss)	365	(1,461)	1,826	-125.0%
Accretion of discount on preferred stock	51	51	—	0.0%
Preferred stock dividend	205	205	—	0.0%

Net income (loss) available to common stockholders	$109	$(1,717)	$1,826	-106.3%

Net interest margin (1)	2.65%	3.51%	-0.86%	-24.5%
Return on average assets (1) (2)	0.06%	-0.98%	1.04%	-106.1%
Return on average common equity (1) (3)	1.57%	-15.05%	16.62%	-110.4%
Efficiency ratio (2) (4)	87.6%	96.7%	-9.10%	-9.4%

Net income (loss) per common share
Basic	$0.02	$(0.34)	$0.36	105.9%
Diluted	$0.02	$(0.34)	$0.36	105.9%
Weighted average common shares outstanding
Basic	5,024,482	5,000,831	23,651	0.5%
Diluted	5,024,482	5,000,831	23,651	0.5%

	Six Months Ended June 30		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2010	2009
Net interest income	$10,056	$11,457	$(1,401)	-12.2%
Provision for loan losses	1,020	4,975	(3,955)	-79.5%

Net interest income after provision for loan losses	9,036	6,482	2,554	39.4%
Noninterest income	3,051	2,639	412	15.6%
Noninterest expense	11,055	10,979	76	0.7%

Income (loss) before income taxes	1,032	(1,858)	2,890	-155.5%
Income tax expense (benefit)	319	(773)	1,092	-141.3%

Net income (loss)	713	(1,085)	1,798	-165.7%
Accretion of discount on preferred stock	101	101	—	0.0%
Preferred stock dividend	409	410	(1)	-0.2%

Net income (loss) available to common stockholders	$203	$(1,596)	$1,799	-112.7%

Net interest margin (1)	2.59%	3.38%	-0.79%	-23.4%
Return on average assets (1) (2)	0.05%	-0.45%	0.50%	-111.1%
Return on average common equity (1) (3)	1.46%	-6.93%	8.39%	-121.1%
Efficiency ratio (2) (4)	88.2%	81.6%	6.60%	8.1%
Net income (loss) per common share
Basic	$0.04	$(0.32)	$0.36	-112.5%
Diluted	$0.04	(0.32)	0.36	-112.5%
Weighted average common shares outstanding
Basic	5,021,167	4,998,929	22,238	0.4%
Diluted	5,022,939	4,998,929	24,010	0.5%

1st Financial Services Corporation

Consolidated Financial Highlights

($ in 000s, except shares and per share data)

	As of June 30 2010	As of December 31 2009	$ Increase/ (Decrease)	% Increase/ (Decrease)
Selected Balance Sheet Data

Cash and cash equivalents	$89,814	$121,830	$(32,016)	-26.3%
Investment securities	169,110	101,122	67,988	67.2%
Loans held for sale	1,722	4,501	(2,779)	-61.7%
Portfolio loans	518,641	554,231	(35,590)	-6.4%
Allowance for loan losses	20,632	28,231	(7,599)	-26.9%
Total assets	802,196	793,011	9,185	1.2%
Deposits	688,994	673,282	15,712	2.3%
Federal Home Loan Bank borrowings	50,000	70,000	(20,000)	-28.6%
Securities sold under agreements to repurchase	831	1,270	(439)	-34.6%
Other secured borrowings	2,775	—	2,775	100.0%
Shareholders’ equity
Preferred	15,684	15,583	101	0.6%
Common	28,643	28,179	464	1.6%

Total shareholders’ equity	$44,327	$43,762	$565	1.3%

Total shareholders’ equity to assets	5.53%	5.52%
Common shareholders’ equity to assets	3.57%	3.55%
Common shares outstanding	5,083,116	5,010,117	72,999	1.5%
Book value per common share	$5.63	$5.62	$0.01	0.2%

	As of June 30 2010 (5)	As of December 31 2009	Basis Point Increase	% Increase
Regulatory Capital Ratios

Tier I Capital to Average Quarterly Assets (Leverage)
1st Financial Services Corporation	5.42%	4.80%	0.62%	12.9%
Mountain 1st Bank & Trust Company	5.40%	4.73%	0.67%	14.2%

Tier I Capital to Risk-weighted Assets
1st Financial Services Corporation	8.52%	7.70%	0.82%	10.6%
Mountain 1st Bank & Trust Company	8.50%	7.59%	0.91%	12.0%

Total Capital to Risk-weighted Assets
1st Financial Services Corporation	9.80%	9.00%	0.80%	8.9%
Mountain 1st Bank & Trust Company	9.78%	8.90%	0.88%	9.9%

1st Financial Services Corporation

Consolidated Financial Highlights

($ in 000s, except shares and per share data)

	As of June 30 2010	As of December 31 2009	$ Increase/ (Decrease)	% Increase/ (Decrease)
Asset Quality Data

Nonaccrual loans	$29,112	$32,792	$(3,680)	-11.2%
Loans 90 days past due and still accruing	—	—	—	—

Nonperforming loans	29,112	32,792	(3,680)	-11.2%
Other real estate owned	7,816	1,665	6,151	369.4%
Repossessed assets	6	—	6	—

Nonperforming assets	$36,934	$34,457	$2,477	7.2%

Period-end portfolio loans	$518,641	$554,231
Nonperforming loans to period-end loans	5.61%	5.92%
Nonperforming assets to period-end loans and other real estate	7.02%	6.20%
Nonperforming assets to total assets	4.60%	4.35%
Allowance for loan losses to period-end portfolio loans	3.98%	5.09%
Allowance for loan losses to nonperforming loans	70.9%	86.1%
Allowance for loan losses to nonperforming assets	55.9%	81.9%

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Allowance for Loan Losses
Beginning balance	$25,691	$9,766	$28,231	$9,013
Provision for loan losses	720	2,670	1,020	4,975
Charge-offs	5,790	1,165	8,976	2,718
Recoveries	(11)	(25)	(357)	(26)

Net charge-offs	5,779	1,140	8,619	2,692

Ending balance	$20,632	$11,296	$20,632	$11,296

Average portfolio loans	$532,881	$585,554	$541,583	$583,205
Net charge-offs to average portfolio loans (1)	4.35%	0.78%	3.21%	0.93%

(1)	Annualized.
(2)	Net income (loss) available to common shareholders divided by average assets.
(3)	Net income (loss) available to common shareholders divided by average common equity.
(4)	Noninterest expense less debt extinguishment expense, divided by the sum of net interest income plus noninterest income less securities gains (losses), net.
(5)	Regulatory capital ratios are preliminary estimates as of June 30, 2010.

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